Exhibit 10.2

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”), dated as of September 3, 2021, between BROWNIE’S MARINE GROUP, INC., a Florida corporation, (the “Company”), and Richard S. Kearney, an individual, with an address at 1700 Summit Lake Dr., Tallahassee, FL 32317 (“Kearney”).

W I T N E S S E T H

WHEREAS, the Company, Submersible Acquisition, Inc., a Florida corporation, Submersible Systems, Inc., a Florida corporation (“Submersible”), and Summit Holdings V, LLC, a Florida limited liability company (“Summit”) and Tierra Vista Group, LLC, a Florida limited liability company (“Tierra Vista” and together with Summit, the “Shareholders”), constituting all of the shareholders of Submersible, are entering into an agreement and plan of merger and reorganization of even date herewith (the “Merger Agreement”); capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement;

WHEREAS, Kearney holds 99% of the membership interests of Tierra Vista and Summit;

WHEREAS, Kearney had access to confidential information about Submersible and its customers, distributers, suppliers, employees, and the like by virtue of his ownership of the Shareholders of Submersible; and

WHEREAS, as a condition to and as further consideration for the Company entering into the Merger Agreement, Kearney agrees to enter into this Agreement to protect the assets Submersible has developed and that the Company is acquiring pursuant to the Merger Agreement, including Submersible’s confidential information, and its business relationships.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

1. Confidentiality.

(a) Kearney acknowledges that Submersible has devoted substantial time and effort and resources to developing its business and clients, and that Kearney is acquainted with confidential information relating to the customers or potential customers of Submersible, and Submersible’s trade secrets, processes, methods of operation and other proprietary information relating to Submersible’s business, which Submersible regards as confidential (collectively, “Confidential Information”). Kearney acknowledges and agrees that the Confidential Information is of incalculable value to the Company and Submersible and that the Company and Submersible would suffer damage if any of the Confidential Information was improperly disclosed.

(b) Kearney recognizes that because of his access to Submersible’s Confidential Information, he would be in a unique position to divert business from Submersible and the Company and to commit irreparable damage to the Company and Submersible were Kearney to be allowed to divulge any of the Confidential Information.

(c) Kearney covenants and agrees that he will not, at any time , directly or indirectly, individually or through another entity or affiliate, reveal, divulge, or make known to any person or entity, any Confidential Information made known to him or of which he has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by his efforts. Kearney further covenants and agrees that he will retain all such Confidential Information in trust for the sole benefit of Submersible and the Company, and will not, directly or indirectly, individually or through another entity or affiliate, divulge or deliver or show any such Confidential Information to any unauthorized person including, without limitation, any Shareholder, and will not, directly or indirectly, individually or through another entity or affiliate, make use of any such Confidential Information; provided, however, that Kearney has no obligation to refrain from using or disclosing to others any such information which (i) is available to the public other than through disclosure by Kearney in violation of this Agreement, (ii) Kearney is required by applicable law or by governmental, administrative, or judicial process to disclose, or (iii) is used or disclosed in connection the prosecution or defense of any litigation or other legal proceeding relating to or arising under or out of the Merger Agreement or any agreement executed by Kearney pursuant to the Merger Agreement (including this Agreement, the Trademark Assignment, and the Intellectual Property License Agreement), or the transactions contemplated by any of the foregoing.

(d) Kearney represents and warrants to the Company that as of the date hereof, he has returned to the Company or Submersible all papers, documents and other property of Submersible in Kearney’s custody or obtained by Kearney, individually or through another entity or affiliate, which relate to Confidential Information, and Kearney has not retained copies of any such papers, documents or other property for any purpose whatsoever, except to the extent required by applicable law.

2. Non-Competition. Submersible designs, tests, manufactures, distributes and sells scuba, diving and rescue equipment, and air compressors and nitrox generation fill systems (the “Business”).

Kearney acknowledges that he is familiar with trade secrets and other information relating to Submersible and its business. Kearney agrees that for a period of five years from the date hereof (the “Non-Compete Period”), not to, directly or indirectly, individually or through another entity, own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including, without limitation, on Kearney’s own behalf or on behalf of another person or entity) which competes either directly or indirectly with Submersible in the Business conducted by Submersible, in any market in which Submersible is operating, at any time during the Non-Compete Period or as of the end of the Non-Compete Period. Nothing in this Section 2 will be deemed to prohibit Kearney from being a passive owner of less than 5% of the outstanding stock of a corporation engaged in a competing business as described above of any class which is publicly traded, so long as Kearney has no direct or indirect participation in the business of such corporation, or being a shareholder or noteholder of the Company, a board observer of Submersible, or a licensor under the Intellectual Property License Agreement.

3. Non Solicitation of Business. Kearney will not during the Non-Compete Period solicit, directly or indirectly, any business (other than for the Company or Submersible) from any person or entity or provide advice or services to any person or entity which directly or indirectly competes with the Business.

4. Non-Solicitation and Independent Contractors. Kearney will not, during the Non-Compete Period, directly or indirectly, individually or through another entity or affiliate, (i) induce or attempt to induce any employee, consultant or independent contractor of Submersible to leave the employ or consulting or contracting relationship with, or in any way interfere with the relationship between Submersible and any employee, consultant or independent contractor thereof, (ii) solicit for employment or as a consultant or an independent contractor any person who was an employee, consultant or independent contractor of Submersible at any time during the Non-Compete Period, except pursuant to a general solicitation that is not directed specifically to any such employee, consultant or independent contractor; provided that nothing herein prevents Kearney or any of his affiliates from hiring (x) any person whose employment or engagement has been terminated by Submersible or (y) after 180 days from the date of termination of employment or engagement, any employee, consultant or independent contractor whose employment or engagement has been terminated by such employee, consultant or independent contractor, or (iii) induce or attempt to induce any customer, supplier, distributor or other business relation of Submersible to cease doing business with Submersible or in any way interfere with the relationship between any such customer, supplier, distributor or other business relation and Submersible.

5. No Conflict. Kearney represents and warrants to the Company that he is not a party to or bound by agreement, understanding or arrangement with any other person or entity or any other agreement which would prevent or limit his ability to enter into this Agreement or perform his obligations hereunder.

6. Non-Disparagement. Kearney agrees that he will not at any time disparage the Company and Submersible, or any of its officers, directors, employees, agents or affiliates and the Company agrees that it will not at any time disparage Kearney, both under circumstances reasonably likely to become public or in any way adversely affecting or otherwise maligning the reputation and business of the Company and its officers, directors, employees, agents or affiliates on one hand and Kearney on the other hand.

7. Enforcement. Kearney acknowledges that the Company and Submersible will suffer substantial and irreparable damages not readily ascertainable or compensable in the event of the breach of any of Kearney’s obligations under Sections 1 through 3 hereof. Kearney therefore agrees that the provisions of Sections 1 through 3 shall be construed as an agreement independent of the other provisions of this Agreement and any other agreement and that the Company, in addition to any other remedies (including damages) provided by law, shall have the right to pursue the remedy to have such provisions specifically enforced by any court having equity jurisdiction thereof. Accordingly, in addition to all of the Company’s rights and remedies under this Agreement, including but not limited to, the right to the recovery of monetary damages from Kearney, the Company shall be entitled, and Kearney hereby consents, to seek the issuance by any court of competent jurisdiction of temporary, preliminary and permanent injunctions, enjoining any such breach or threatened breach by Kearney.

The rights and remedies set forth in this Section 7 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

If at any time any of the provisions of this Agreement shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, the provisions hereof shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Kearney agrees that such provisions, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

8. Severability. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each other provision hereof shall be enforceable and valid to the fullest extent permitted by law.

9. Successors and Assigns.

(a) This Agreement is personal in nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder.

(b) This Agreement shall be binding upon, and inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the parties hereto.

10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida without regard to the conflicts of laws rules thereof.

11. Exclusive Jurisdiction. All actions and proceedings arising out of, or relating to, this Agreement shall be heard and determined in any state or federal court sitting in the County of Broward, State of Florida. Each of the Company and Kearney, by execution and delivery of this Agreement (i) expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding, (ii) consent to the service of any process relating to any such action or proceeding by delivery thereof to such party by hand or by U.S. certified mail without return receipt requested, delivered or addressed as set forth in Section 12 of this Agreement, and (iii) waive any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non-conveniens or any similar basis.

12. Notices. All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery by Federal Express or other reputable overnight delivery service, addressed to the parties at their addresses first set forth above, or to such other addresses furnished by notice given in accordance with this Section 12.

13. Entire Agreement. Except as provided in the Merger Agreement, this Agreement supersedes any prior contracts, understandings, discussions and agreements and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

14. Modification; Waiver.

(a) This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Kearney or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BROWNIE’S MARINE GROUP, INC.

By:	/s/ Christopher Constable
Name:	Christopher Constable
Title:	Chief Executive Officer

/s/ Richard S. Kearney
Richard S. Kearney

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